                                                                       EXHIBIT 1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ALLMERICA FINANCIAL CORPORATION

                             APY ACQUISITION, INC.

                                      AND

                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.



                         Dated as of February 19, 1997
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                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE 1   THE MERGER...................................................     1
  1.1.      The Merger...................................................     1
  1.2.      Effective Time...............................................     2
  1.3.      Effect of the Merger.........................................     2
  1.4.      Certificate of Incorporation, By-Laws........................     3
  1.5.      Directors and Officers.......................................     3

ARTICLE 2   EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY AND
            MERGER SUB...................................................     3
  2.1.      Merger Sub Stock.............................................     3
  2.2.      Conversion of Company Common Stock; Recapitalization.........     3
  2.3.      Company Common Stock Elections...............................     6
  2.4.      Proration....................................................     8
  2.5.      Dividends, Fractional Shares, Etc. ..........................    10

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF COMPANY....................    11
  3.1.      Existence; Good Standing; Corporate Authority................    11
  3.2.      Authorization, Validity and Effects of Agreements............    12
  3.3.      Capitalization...............................................    12
  3.4.      Subsidiaries.................................................    12
  3.5.      No Conflict; Required Filings and Consents...................    13
  3.6.      Compliance...................................................    14
  3.7.      SEC Documents................................................    14
  3.8.      Litigation...................................................    15
  3.9.      Absence of Certain Changes...................................    15
  3.10.     No Brokers...................................................    15
  3.11.     Opinion of Financial Advisor.................................    15
  3.12.     DGCL Section 203.............................................    15

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB...    16
  4.1.      Existence; Good Standing; Corporate Authority................    16
  4.2.      Authorization; Validity and Effect of Agreements.............    16
  4.3.      Capitalization...............................................    16
  4.4.      Subsidiaries.................................................    17
  4.5.      No Conflict; Required Filings and Consents...................    17
  4.6.      Compliance...................................................    18
  4.7.      SEC Documents................................................    18
  4.8.      Litigation...................................................    19
  4.9.      Absence of Certain Changes...................................    19
  4.10.     No Brokers...................................................    19
  4.11.     Opinion of Financial Advisor.................................    20
  4.12.     Financing....................................................    20
  4.13.     No Regulatory Disqualifiers..................................    20
  4.14.     DGCL Section 203.............................................    20
  4.15.     Interim Operations of the Sub................................    20

ARTICLE 5   COVENANTS....................................................    20
  5.1.      Alternative Proposals........................................    20
  5.2.      Interim Operations...........................................    21

                                      -i-
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  5.3.      Filings; Other Action........................................    23
  5.4.      Inspection of Records........................................    23
  5.5.      Publicity....................................................    24
  5.6.      Registration Statement.......................................    24
  5.7.      Written Consent..............................................    25
  5.8.      Listing Application..........................................    25
  5.9.      Further Action...............................................    25
  5.10.     Expenses.....................................................    25
  5.11.     Takeover Statute.............................................    26
  5.12.     Indemnification..............................................    26
  5.13.     Cooperation of the Purchaser.................................    27
  5.14.     Letter of Purchaser's Accountants............................    28
  5.15.     Letter of Company's Accountants..............................    28

ARTICLE 6   CONDITIONS...................................................    28
  6.1.      Conditions to Each Party's Obligation to Effect the Merger...    28
  6.2.      Conditions to Obligation of Company to Effect the Merger.....    29
  6.3.      Conditions to Obligation of Purchaser to Effect the Merger...    30

ARTICLE 7   TERMINATION..................................................    30
  7.1.      Termination by Mutual Consent................................    30
  7.2.      Termination by Either Purchaser or Company...................    30
  7.3.      Termination by Company.......................................    31
  7.4.      Termination by Special Committee.............................    31
  7.5.      Termination by Purchaser.....................................    31
  7.6.      Effect of Termination and Abandonment........................    32
  7.7.      Extension; Waiver............................................    32

ARTICLE 8   GENERAL PROVISIONS...........................................    32
  8.1.      Nonsurvival of Representations, Warranties and Agreements....    33
  8.2.      Notices......................................................    33
  8.3.      Assignment, Binding Effect...................................    33
  8.4.      Entire Agreement.............................................    34
  8.5.      Amendment....................................................    34
  8.6.      Governing Law................................................    34
  8.7.      Counterparts.................................................    34
  8.8.      Headings.....................................................    34
  8.9.      Interpretation...............................................    34
  8.11.     Incorporation of Exhibits....................................    35
  8.12.     Severability.................................................    35
  8.13.     Enforcement of Agreement.....................................    35
  8.14.     Subsidiaries.................................................    35

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of February 19, 1997, by and among Allmerica Financial Corporation, a Delaware corporation (the "Purchaser"), APY Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Sub") and Allmerica Property & Casualty Companies, Inc., a Delaware corporation (the "Company")

                                    RECITALS

  1. WHEREAS, the Boards of Directors of each of the Purchaser, Merger Sub and the Company have approved and deem it advisable and in the best interest of their respective companies and stockholders to consummate the merger provided for herein, pursuant to which Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein;

  2. WHEREAS, the Company has duly constituted and authorized a special committee (the "Special Committee") of the Board of Directors of the Company, consisting of James A. Cotter, Jr. (Chairman), Dona Scott Laskey and M Howard Jacobson, each an independent director the Company; and

  3. WHEREAS, immediately prior to the Merger, each share of Company Common Stock (as defined in Section 2.2(a)) held by the Purchaser and its wholly-owned subsidiaries shall be exchanged for one share of Class B Common Stock (as defined in Section 2.2(d)) of the Company; and

  4. WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby;

  NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  1.1 The Merger.
      ----------

       (a) At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation" and sometimes referred to as "the Company."

       (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
     Article 7 and subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Effective Time), the consummation of the Merger shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in
     Article 6, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  1.2  Effective Time.  As promptly as practicable after the satisfaction or
       --------------
waiver of the conditions set forth in Article 6, the Company shall file a duly executed certificate of merger in form mutually satisfactory to the parties hereto as contemplated by the DGCL (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

  1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
       --------------------
shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation. Moreover, at the Effective Time, all of the estate, property, rights, privileges, powers and franchises of each of the Company and Merger Sub, and all their property, real, personal and mixed, and all the debts on whatever account to any of them, as well as all stock subscriptions and other choses in action, belonging to any of them, shall be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; and the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all debts, liabilities and obligations of each of the Company and Merger Sub in the same manner and to the same extent as if the Surviving Corporation had itself incurred such debts, liabilities and obligations.

  1.4  Certificate of Incorporation, By-Laws.
       -------------------------------------

       (a) At the Effective Time the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (as amended as provided for in Section 3.3), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

       (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereinafter amended as provided by the certificate of incorporation, the Surviving Corporation and such by-laws.

  1.5  Directors and Officers.  The directors of Merger Sub immediately prior to
       ----------------------
the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

                     EFFECT OF THE MERGER ON SECURITIES OF
                                THE COMPANY AND
                         MERGER SUB; RECAPITALIZATION

  2.1  Merger Sub Stock.  At the Effective Time, each share of the Common Stock,
       ----------------
$.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock, $.01 par value per share, of the Surviving Corporation.

  2.2  Conversion of Company Common Stock; Recapitalization.
       ----------------------------------------------------

       (a) Except as otherwise provided in Section 2.5 and subject to Sections 2.2(c), (d) and (e), and Section 2.4, at the Effective Time each issued and outstanding share of Common Stock, $1.00 par value, of the Company (the "Company Common Stock"), shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 2.5 the "Merger Consideration"):

     (i) for each such share of Company Common Stock (other than shares as to which a Stock Election or Cash Election (each as defined below) has been made), the right to receive (x) 0.4 (the "Standard Exchange Ratio") of a share of the Common Stock, $.01 par value per share, of the Purchaser ("Purchaser Common Stock"), and (y) an amount in cash, without interest, equal to $17.60 (the "Standard Cash Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Standard Cash Consideration shall be equal to
          (A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price (collectively, the "Standard Consideration");

     (ii) for each such share of Company Common Stock with respect to which an election to receive solely Purchaser Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3(c), (d) and (e), the right to receive 0.85714 (the "Stock Exchange Ratio") of a share of Purchaser Common Stock (the "Stock Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Stock Exchange Ratio shall be equal to $32.00 divided by the Average Stock Price and (2) that in the event the Average Stock Price is greater than $41.00, the Stock Exchange Ratio shall be equal to $34.00 divided by the Average Stock Price; or

    (iii) for each such share of Company Common Stock with respect to which an election to receive solely cash has been effectively made and not revoked or lost pursuant to Section 2.3(c), (d) or (e), the right to receive in cash, without interest, an amount equal to $33.00 (the "Cash Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Cash Consideration shall be equal to $32.00 and (2) in the event the Average Stock Price is more than $41.00, the Cash Consideration shall be equal to $34.00.

       "Average Stock Price" means the average of the Closing Market Prices (as hereinafter defined) for the ten consecutive trading days ending on the [fifth] trading day prior to the Effective Time. The "Closing Market Prices" for any trading day means the closing sales price of the Purchaser Common Stock as reported in the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another source as mutually agreed by the Purchaser and, with the consent of the Special Committee, the Company) for that day.

       (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time and except as provided in Sections 2.2(d) and 2.2(e), all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of Purchaser Common Stock in accordance with Section 2.5(c) upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate").

       (c) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Company Common Stock issued and held in the Company's treasury or any wholly owned subsidiary thereof or by any wholly owned subsidiary of the Purchaser other than SMA Financial Corp. ("SMA") immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and shall cease to exist without payment of any consideration therefor.

       (d) Notwithstanding anything contained in this Section 2.2, immediately prior to the Effective Time, each share of Company Common Stock held by SMA, shall be exchanged for one share of Class B Common Stock, $5.00 par value per share, of the Company ("Class B Common Stock") (the "Recapitalization"). Such shares of Class B Common Stock shall remain outstanding after the Merger.

       (e) Notwithstanding anything in this Agreement to the contrary, holders of Company Common Stock that have, as of the Effective Time, complied with all procedures necessary to assert appraisal rights in accordance with
     Section 262 of the DGCL, if applicable, shall have such rights, if any, as they may have pursuant to Section 262 of the DGCL and such Company Common Stock shall not be converted or be exchangeable as provided in this Section 2.2, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the DGCL; provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL, such holder's Company Common Stock shall thereupon be deemed to have been converted and to have become exchangeable, as of the Effective Time, into the

     Merger Consideration. The Company Common Stock described in this Section 2.2(e) held by holders who exercise and perfect appraisal rights are referred to herein as "Dissenting Shares." The Company shall give the Purchaser prompt notice of any demands for appraisal of shares received by the Company (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and (ii) the Purchaser shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation, shall, except with the prior written consent of the Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demand for appraisal rights.

       (f) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock (a "Company Option") shall be converted into an option to purchase shares of Purchaser Common Stock, as provided below. Following the Effective Time, each such Company Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Purchaser Common Stock equal to the product of (x) the number of shares of Company Common Stock for which such Company Option was exercisable and (y) the Stock Consideration specified in Section 2.2(a)(ii) and (ii) the exercise price of such option shall be equal to the exercise price per share of such option as of the date hereof divided by the Stock Consideration. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option"(within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.2(f) satisfy the conditions of Section 424(a) of the Code. From and after the date of this Agreement, no additional options to purchase shares of Company Common Stock shall be granted under the Company stock option plans or otherwise. Except as otherwise agreed to by the parties, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement with respect to, including any right to acquire, equity securities of the Company following the Effective Time.

  2.3  Company Common Stock Elections.
       ------------------------------

       (a) Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of Company Common Stock to be cancelled as set forth in Section 2.2(c) or of Dissenting Shares, or as provided in Section 2.2(d)) shall have the right to submit an Election Form (as defined in Section 2.3(c)) specifying that such person desires to have all of the shares of Company Common Stock owned by such person converted into the right to receive either (i) the Standard Consideration (a "Standard Election") (ii) the Stock Consideration (a "Stock Election"), or (iii) the Cash Consideration (a "Cash Election").

       (b) Promptly after the Allocation Determination (as defined in Section 2.3(d)), (i) the Purchaser shall deposit (or cause to be deposited) with a bank or trust company to be designated by the Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, cash in an amount sufficient to pay the aggregate cash portion of the Merger Consideration pursuant to Section 2.2(a) and (ii) the Purchaser shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of Purchaser Common Stock ("Purchaser Certificates") for exchange in accordance with this Article 2 (the cash and certificates deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund").

       (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock which (i) are cancelled pursuant to Section 2.2(c), (ii) are Dissenting Shares or (iii) are exchanged in the Recapitalization) (A) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser shall specify), (B) instructions for use in effecting the surrender of the Company

     Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and (C) an election form (the "Election Form") providing for such holders to make the Standard Election, the Cash Election or the Stock Election. As of the Election Deadline (as defined in Section 2.3(d)) all holders of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock that (i) are cancelled pursuant to Section 2.2(c) or (ii) are exchanged in the Recapitalization) that shall not have properly submitted to the Exchange Agent, or that shall have properly revoked, an effective, properly completed Election Form shall be deemed to have made a Standard Election (each a "Deemed Standard Election").

       (d) Any Cash Election, Standard Election, or Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. Boston, Massachusetts time on a date (the "Election Deadline") to be mutually agreed upon by the Purchaser and the Company (with the consent of the Special Committee) (which date shall not be later than the twentieth business day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Company Common Stock that has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline (but in no event later than ten business days after the Election Deadline), the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Purchaser of its determined allocation (the "Allocation Determination").

       (e) From and after the Effective Time, each holder of a certificate that immediately after the Recapitalization and immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall, upon surrender of such certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as the Purchaser or the Exchange Agent shall reasonably request, be entitled to receive promptly after the Election Deadline in exchange therefor (A) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article 2 (including any cash in lieu of fractional shares of Purchaser Common Stock pursuant to Section 2.5(c)), and (B) a Purchaser Certificate representing that number of shares of Purchaser Common Stock, if any, which such holder has the right to receive pursuant to this Article 2 (in each case less the amount of any required withholding taxes), and the Company Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby. If any certificate for shares of Purchaser Common Stock to be issued in the Merger is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Purchaser Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Purchaser or its agent that such tax has been paid or is not applicable.

       (f) The Purchaser shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Standard Elections, Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 2.4, the issuance and delivery of certificates for Purchaser Common Stock into which shares of Company Common Stock are converted in the Merger, and the payment of cash for shares of Company Common Stock converted into the right to receive cash in the Merger.

  2.4    Proration.
         ---------

       (a) As is more fully set forth below, the maximum number of shares of Purchaser Common Stock issuable to holders of Company Common Stock (the "Maximum Number of Purchaser Shares") shall not exceed the product of (x)

     0.4 and (y) the number of Outstanding Company Shares (as defined below).

       (b) As is more fully set forth below, the aggregate amount of cash to be paid to holders of Outstanding Company Shares (as defined below) (the "Maximum Cash Amount") shall not exceed the product of (x) the Standard Cash Election and (y) the number of Outstanding Company Shares. "Outstanding Company Shares" shall mean those shares of Company Common Stock outstanding immediately prior to the Effective Time excluding (a) shares of Company Common Stock that are cancelled pursuant to Section 2.2(c), (b) Dissenting Shares (but only for so long as such shares remain Dissenting Shares), (c) shares exchanged in the Recapitalization and (d) any other shares of Company Common Stock owned directly or indirectly by the Purchaser.

       (c) In the event that the aggregate number of shares of Purchaser Common Stock issuable pursuant to the Stock Elections received by the Exchange Agent exceeds an amount equal to the Maximum Number of Purchaser Shares minus the number of shares of Purchaser Common Stock issuable pursuant to Standard Elections and Deemed Standard Elections, including any fractional shares of Purchaser Common Stock for which a cash adjustment shall be paid pursuant to Section 2.5(c) (such difference, the "Remaining Purchaser Shares"), each holder making a Stock Election shall receive, for each share of Company Common Stock held by such holder, (x) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) the Remaining Purchaser Shares by (ii) the aggregate number of shares of Company Common Stock held by holders making Stock Elections (the "Stock Election Company Shares"), plus (y) cash in an amount equal to the quotient obtained by dividing (iii) the Remaining Stock Election Cash Amount (as defined below) by (iv) the Stock Election Company Shares. The "Remaining Stock Election Cash Amount" shall be equal to the Maximum Cash Amount minus the amount of cash payable pursuant to Standard Elections, Deemed Standard Elections and Cash Elections.

       (d) In the event that the aggregate amount of cash payable pursuant to Cash Elections received by the Exchange Agent exceeds the Maximum Cash Amount minus the aggregate amount of cash payable pursuant to Standard Elections and Deemed Standard Elections (such difference, the "Remaining Cash"), each holder making a Cash Election shall receive, for each share of Company Common Stock held by such holder, (x) cash in an amount equal to the quotient obtained by dividing the (i) Remaining Cash by (ii) the aggregate number of shares of Company Common Stock held by holders making Cash Elections (the "Cash Election Company Shares"), plus (y) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing
     (iii) the Remaining Cash Election Purchaser Shares (as defined below) by
     (iv) the Cash Election Company Shares. The "Remaining Cash Election Purchaser Shares" shall be the number of shares of Purchaser Common Stock equal to the Maximum Number of Purchaser Shares minus the number of shares of Purchaser Common Stock issuable pursuant to Standard Elections, Deemed Standard Elections and Stock Elections (including any fractional shares of Purchaser Common Stock for which a cash adjustment shall be paid pursuant to Section 2.5(c) in respect of such Standard Elections, Deemed Standard Elections and Stock Elections).

  2.5  Dividends, Fractional Shares, Etc.
       ----------------------------------

       (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Purchaser Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Company Certificate, until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Purchaser Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock, less the amount of any withholding taxes that may be required thereon.

       (b) At or after the Effective Time, there shall be no transfer on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, if any, deliverable in respect thereof pursuant to this Agreement.

       (c) No fractional shares of Purchaser Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Purchaser Common Stock pursuant to the Merger, cash adjustments shall be paid to holders in respect of any fractional share of Purchaser Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Average Stock Price.

       (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Purchaser Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to the Purchaser. Any former stockholder of the Company who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and the Purchaser for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

       (e) None of the Purchaser, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned or unclaimed property, escheat or similar laws.

       (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Purchaser Common Stock, as provided in this Section 2.5, deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Purchaser (the "Company Disclosure Letter") or in the Company Reports (as defined below), the Company represents and warrants to the Purchaser and Merger Sub as of the date of this Agreement as follows:

  3.1  Existence; Good Standing; Corporate Authority.  The Company is a
       ---------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Significant Subsidiaries (as defined in Section 8.14) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not individually or in the aggregate, have a Company Material Adverse Effect.

  3.2  Authorization, Validity and Effects of Agreements.  The Company has the
       -------------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  3.3  Capitalization.  The authorized capital stock of the Company consists of
       --------------
90,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, $1.00 par value (the "Company Preferred Stock"). Immediately prior to the Effective Time and after any action required to be taken by Company stockholders with respect to the Merger and the Recapitalization, the authorized capital stock of the Company will be 60,000,000 shares of Company Common Stock 40,000,000 shares of Class B Common Stock and 20,000,000 shares of Company Preferred Stock. As of December 31, 1996, there were 59,649,406 shares of Company Common Stock, and no shares of Company Preferred Stock, issued and outstanding and 2,246,600 shares of Company Common Stock held in the Company's treasury. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to (a) the Recapitalization or (b) the terms existing on the date hereof of the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Company Stock Plans") and (ii) no options or other rights to acquire shares of the Company's capital stock have been granted. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the transactions contemplated by this Agreement, there are not on the date hereof any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries (other than under the Company Stock Plans).

  3.4  Subsidiaries.  The Company owns directly or indirectly each of the
       ------------
outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Significant Subsidiary) of each of the Company's Significant Subsidiaries other than Citizens Corporation. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and other than Citizens Corporation is owned, directly or indirectly, by the Company. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Company other than Citizens Corporation is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law which are not material. As of December 31, 1996, there were outstanding 35,267,300 shares of capital stock of Citizens Corporation.
The Company owns indirectly 29,093,500 shares of capital stock of Citizens Corporation and such shares are held indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law that are not material.

  3.5  No Conflict; Required Filings and Consents.  (a)  The execution and
       ------------------------------------------
delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of (x) the Company or (y) any Significant Subsidiary,
(ii) subject to making the filings and obtaining the approvals identified in
Section 3.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary (as defined in Section 8.14) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 3.5(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (i)(y), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory commission, board or other authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) applicable approvals of the state insurance commissioners of the States of Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, (C) filing and recordation of appropriate merger and similar documents as required by Delaware law and (D) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.6  Compliance.  Neither the Company nor any Company Subsidiary is in
       ----------
conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect.

  3.7  SEC Documents.  (a) The Company has filed all forms, reports and
       -------------
documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1993 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement.

  (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  3.8  Litigation.  There are no actions, suits or proceedings pending against
       ----------
the Company or the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

  3.9    Absence of Certain Changes.  Except as specifically contemplated by
         --------------------------
this Agreement or as disclosed in the Company Reports or the Company Disclosure Letter, since December 31, 1995, (i) no events or series of events have occurred, and no circumstances have arisen, that are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect, (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.05 per share), and (iii) there has not been any material change in its accounting principles, practices or methods.

  3.10  No Brokers.  The Company has not entered into any contract, arrangement
        ----------
or understanding with any person or firm that may result in the obligation of the Company or the Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that the Company has retained Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed in writing to the Purchaser prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  3.11  Opinion of Financial Advisor.  The Special Committee of the Board of
        ----------------------------
Directors of the Company has received the opinion of Salomon Brothers Inc to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than the Purchaser and its Subsidiaries) from a financial point of view.

  3.12  DGCL Section 203.  The business combination restrictions of Section 203
        ----------------
of the DGCL are not applicable to the transactions contemplated by this Agreement.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                           PURCHASER AND MERGER SUB

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company (the "Purchaser Disclosure Letter") or in the Purchaser Reports (as defined below), each of the Purchaser and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

  4.1  Existence; Good Standing; Corporate Authority.  Each of the Purchaser and
       ---------------------------------------------
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Purchaser and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition or prospects of the Purchaser and its Subsidiaries taken as a whole (a "Purchaser Material Adverse Effect"). The Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Purchaser's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The copies of the Purchaser's and Merger Sub's certificates of incorporation and Bylaws previously made available to the Company are true and correct.

  4.2  Authorization; Validity and Effect of Agreements.  Each of the Purchaser
       ------------------------------------------------
and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby.
The consummation by the Purchaser and Merger Sub of the transactions contemplated hereby when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  4.3  Capitalization.  The authorized capital stock of the Purchaser consists
       --------------
of 300,000,000 shares of Purchaser Common Stock, and 20,000,000 shares of preferred stock, $0.01 par value (the "Purchaser Preferred Stock"). As of December 31, 1996, there were 50,134,651 shares of Purchaser Common Stock, and no shares of Purchaser Preferred Stock, issued and outstanding and no shares of Purchaser Common Stock held in the Purchaser's treasury. Since such date, no additional shares of capital stock of the Purchaser have been issued except pursuant to the Purchaser's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Purchaser Stock Plans"). The Purchaser has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Purchaser or any matter. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for (i) Company Options that will be converted into options to purchase Purchaser Common Stock pursuant to Section 2.2(f) and (ii) options and securities issued pursuant to Purchaser Stock Plans, there are not on the date hereof any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Purchaser or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Purchaser or any of its Subsidiaries.

  4.4  Subsidiaries.  The Purchaser owns directly or indirectly each of the
       ------------
outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Purchaser Significant Subsidiary) of each of the Purchaser's Significant Subsidiaries and Merger Sub. Each of the outstanding shares of capital stock of each of the Purchaser's Significant Subsidiaries and Merger Sub is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by the Purchaser. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Purchaser and Merger Sub is owned, directly or indirectly, by the Purchaser free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law that are not material.

  4.5  No Conflict; Required Filings and Consents.  (a)  The execution and
       ------------------------------------------
delivery of this Agreement by the Purchaser and Merger Sub do not, and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Purchaser, Merger Sub, or any Significant Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, except, in the case of clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser or Merger Sub from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

  (b) The execution and delivery of this Agreement by the Purchaser and Merger Sub do not, and the performance by the Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (B) applicable approvals of the state insurance commissioners of the States of Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, (C) filing and recordation of appropriate merger and similar documents as required by Delaware law and (D) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser or Merger Sub from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

  4.6  Compliance.  Neither the Purchaser nor any Purchaser Subsidiary is in
       ----------
conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, in each case except for any conflicts, defaults or violations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

  4.7  SEC Documents.  (a)  The Purchaser has filed all forms, reports and
       -------------
documents required to be filed by it with the SEC since October 16, 1995 (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports and any such reports, forms and other documents filed by the Purchaser with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Purchaser Report filed prior to the date of this Agreement which was superseded by a subsequent Purchaser Report filed prior to the date of this Agreement.

  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Purchaser and the Purchaser Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Purchaser and the Purchaser Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  4.8  Litigation.  There are no actions, suits or proceedings pending against
       ----------
the Purchaser or the Purchaser Subsidiaries or, to the knowledge of the Purchaser, threatened against the Purchaser or the Purchaser Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

  4.9  Absence of Certain Changes.  Except as specifically contemplated by this
       --------------------------
Agreement or as disclosed in the Purchaser Reports or the Purchaser Disclosure Letter, since December 31, 1995, (i) no event or series of events have occurred, and no circumstances have arisen, that are reasonably likely, individually or in the aggregate, to result in a Purchaser Material Adverse Effect, (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.05 per share), and (iii) there has not been any material change in its accounting principles, practices or methods.

  4.10  No Brokers.  The Purchaser has not entered into any contract,
        ----------
arrangement or understanding with any person or firm that may result in the obligation of the Company or the Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that the Purchaser has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  4.11  Opinion of Financial Advisor.  The Purchaser has received the opinion of
        ----------------------------
Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to the effect that, as of the date hereof, the Merger is fair to the Purchaser from a financial point of view.

  4.12  Financing.  Immediately following the Effective Time, the Purchaser will
        ---------
have available all of the funds required to satisfy the portion of the Merger Consideration to be paid in cash pursuant to the terms hereof.

  4.13  No Regulatory Disqualifiers.  To the knowledge of the Purchaser, as of
        ---------------------------
the date hereof, no event has occurred or condition exists in connection with the Merger that would cause the Purchaser to fail to satisfy any material applicable statute or written regulation of any applicable insurance regulatory authority.

  4.14  DGCL Section 203.  The business combination restrictions of Section 203
        ----------------
of the DGCL are not applicable to the transactions contemplated by this Agreement.

  4.15  Interim Operations of the Sub.  The Sub was formed solely for the
        -----------------------------
purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, had conducted its operations only as contemplated hereby and will not have a negative net worth as of the Effective Time.

                                   ARTICLE 5

                                   COVENANTS

  5.1    Alternative Proposals.  Prior to the Effective Time, the Company agrees
         ---------------------
(a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, (x) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to (i) a merger, acquisition, consolidation or similar transaction involving, or purchase of (A) any assets of the Company and its Subsidiaries (other than purchases of securities and other investments from the Company's investment portfolio consistent with past practice) or (B) any outstanding shares of Company Common Stock, including any shares not already owned by the Purchaser or the Purchaser Subsidiaries, (ii) any tender offer or exchange offer with respect to shares of Company Common Stock, or (iii) any other transaction the consummation of which could be reasonably expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated under this Agreement (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or (y) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Merger and the Recapitalization contemplated by this Agreement), or (z) agree to, recommend or approve any Alternative Proposal, and (b) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or any discussions are sought to be initiated or continued with, it. Nothing contained in this Section
5.1 shall prevent the Company or the Special Committee from discussing, for the purpose of determining the terms and conditions of a bona fide Alternative Proposal not solicited in violation of this Agreement provided that the Special Committee determines in good faith, upon the advice of outside counsel, that failure to do so would likely be a breach of its fiduciary duties.

       (b) Except as set forth in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors (or such committee) of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal or (iii) cause the Company to enter into any agreement with respect to any Alternative Proposal; provided, however, in
                                                        --------  -------
the event that prior to the Effective Time the Board of Directors of the Company or the Special Committee determines in good faith, upon advice of counsel, that failure to do so would likely be a breach of its fiduciary duties, the Board of Directors of the Company or the Special Committee, as the case may be, may withdraw or modify its approval or recommendation of this Agreement and the Merger as a result of an Alternative Proposal. The Purchaser shall immediately advise the Company and the Special Committee orally and in writing of any Alternative Proposals and shall describe the material terms and conditions of such Alternative Proposal and the identity of the person making such Alternative Proposal.

  5.2  Interim Operations.  (a)  Prior to the Effective Time, except as set
       ------------------
forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the
Company:

     (i) shall, and shall cause each of its Significant Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments (other than to permit the consummation of the transactions contemplated by this Agreement);

   (iii) shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Company Material Adverse Effect;

    (iv) shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (v) shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, or pursuant to the Recapitalization issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

    (vi) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not in excess of $.05 per share) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

   (vii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) except in the ordinary course of business and consistent with past practice, or to acquire any business or assets, in each case for an amount exceeding $25,000,000.

  (viii) shall not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than noncontrolling investments in the ordinary course of business) in any other person other than a wholly owned Company Subsidiary, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business, in each case in an amount exceeding $35,000,000; and

    (ix) shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries.

  (b) Prior to the Effective Time, except as set forth in the Purchaser Disclosure Letter or as contemplated by this Agreement, unless the Company and the Special Committee have consented in writing thereto, the Purchaser:

     (i) shall not issue any shares of its capital stock at less than fair market value (other than pursuant to any Purchaser Stock Plans) or effect any stock split of its capital stock;

    (ii) shall promptly notify the Company of any breach of any representation or warranty contained herein or any Purchaser Material Adverse Effect;

   (iii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

    (iv) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not to exceed $0.05 per share).

  5.3  Filings; Other Action.  Subject to the terms and conditions herein
       ---------------------
provided, the Company and the Purchaser shall: (a) promptly make their respectively filings and thereafter make any other required submissions under applicable state insurance laws; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

  5.4  Inspection of Records.  From the date hereof to the Effective Time, each
       ---------------------
of the Company and the Purchaser shall: (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and the Purchaser and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or the Purchaser, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

  5.5  Publicity.  At all times at or before the Effective Time, the Company,
       ---------
the Purchaser and the Special Committee shall consult with one another before issuing or making any reports, statements, or release to the public with respect to this Agreement or the transactions contemplated hereby and shall use good faith efforts to agree on the text of a joint public report, statement, or release or shall use good faith efforts to obtain the others' approval of the text of any public report, statement, or release to be made solely on behalf of any of the other. If the Company, the Purchaser and the Special Committee are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the judgment of legal counsel to the Company, the Purchaser or the Special Committee, required by or advisable in connection with applicable law or the rules and regulations of any applicable stock exchange or may be appropriate in order to discharge its disclosure obligations, then the Company, the Purchaser or the Special Committee, as the case may be, may make or issue such report, statement, or release, provided that such report, statement or release is provided to the others a reasonable period prior to issuance and reasonable good faith efforts are made to obtain the consent of the others to such report, statement or release.

  5.6  Registration Statement.  The Purchaser and the Company shall cooperate
       ----------------------
and promptly prepare and the Purchaser shall file with the SEC as soon as practicable (i) a Schedule 13E-3 Transaction Statement (the "Transaction Statement") under the Exchange Act with respect to the transactions contemplated by this Agreement and (ii) a Registration Statement on Form S-4 (the "Form S-4) under the Securities Act, with respect to the Purchaser Common Stock issuable in the Merger. A portion of such Registration Statement shall also serve as an information statement with respect to the transactions contemplated by this Agreement, including the Merger (the "Information Statement/Prospectus"). Each of the respective parties will cause the information required to be supplied by such party for inclusion in the Information Statement/Prospectus, the Form S-4 and the Transaction Statement to (a) be supplied as promptly as practicable and
(b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective parties shall cause each of the Information Statement/Prospectus, the Form S-4 and the Transaction Statement to comply as to form in all material respects with the applicable rules and regulations prescribed by the SEC. If at any time prior to the Effective Time, any event with respect to a party should occur that is required to be described in an amendment or, or a supplement to, the Transaction Statement, the Form S-4 or the Information Statement/Prospectus, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Any statement that is made or incorporated by reference in the Transaction Statement, the Form S-4 or the Information Statement/Prospectus shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Transaction Statement, Form S-4 or Information Statement/Prospectus or any statement included in the Transaction Statement, the Form S-4 or the Information Statement/Prospectus modifies or supersedes such earlier statement. As promptly as practicable, the Purchaser shall use all reasonable efforts, and the Company shall cooperate with the Purchaser, to (w) file the Information Statement/Prospectus, the Form S-4 and the Transaction Statement with the applicable regulatory authorities, (x) respond to any comments made by such regulatory authorities with respect to the Information Statement/Prospectus, the Form S-4 and the Transaction Statement, (y) have the Form S-4 declared effective by the SEC and kept effective as long as is necessary to consummate the Merger and (z) mail the Information Statement/Prospectus to the stockholders of the Company. The Purchaser shall use its best efforts to obtain prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and shall pay all expenses incident thereto. The Purchaser shall advise the Company and the Special Committee, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  5.7  Written Consent.  The Purchaser shall cause SMA to execute, as
       ---------------
Stockholder of the Company, a written consent of shareholders (a) adopting of this Agreement and approving the Merger and (b) approving the amendment to the certificate of incorporation of the Company to authorize the issuance of the Class B Common Stock pursuant to the Recapitalization (the "Written Consent").

  5.8  Listing Application.  The Purchaser shall promptly prepare and submit to
       -------------------
the New York Stock Exchange, (the "NYSE") listing applications covering the shares of Purchaser Common Stock issuable in the Merger, and shall use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Purchaser Common Stock, subject to official notice of issuance.

  5.9  Further Action.  Each party hereto shall, subject to the fulfillment of
       --------------
or before the Effective Time of each of the conditions or performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger and the Recapitalization.

  5.10  Expenses.  Whether or not the Merger is consummated, all costs and
        --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Form S-4, the Transaction Statement and the Information Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Information Statement/Prospectus shall be shared equally by the Company and the Purchaser.

  5.11  Takeover Statute.  If any "fair price," "moratorium," "control share
        ----------------
acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

  5.12  Indemnification.
        ---------------

       (a) In the event of any threatened or actual claim, suit, proceeding or investigation, whether civil, criminal or administrative (each, a "Claim"), in which any of the present or former directors or officers (the "Indemnified Parties") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before the Effective Time, or arising out of or related to the transactions contemplated by this Agreement, the Surviving Corporation and the Purchaser shall, jointly and severally, indemnify and hold harmless to the fullest extent permitted under applicable law (and shall also advance expenses incurred to the fullest extent permitted under applicable law) each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such Claim. In the event of any such Claim, the Purchaser and the Surviving Corporation shall proceed at their own expense to defend and dispose of such Claim in the manner they deem appropriate, provided that the Indemnified Party shall have the right to employ separate legal counsel and participate in the defense of such Claim at his or her own expense, unless the interests of such Indemnified Party in such Claim are materially different from and in conflict with those of the Purchaser and the Surviving Corporation or that he or she may have defenses that are different from or in addition to and in conflict with those of the Purchaser and the Surviving Corporation, in which case the fees and expenses of such counsel shall be paid by the Purchaser and the Surviving Corporation. Neither the Company, the Purchaser nor the Surviving Corporation shall (i) be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (ii) have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, although the failure to so notify shall not relieve the Surviving Corporation from any liability, except to the extent that such failure prejudices the Surviving Corporation.

       (b) All rights to indemnification (including with respect to the advancement of expenses) for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the certificates of incorporation or by-laws of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time (or if the Merger is not consummated, six years from the date of this Agreement); provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until disposition of such claim.

       (c) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each such Indemnified Party and each such Indemnified Party's heirs and representatives.

       (d) The Company shall maintain its existing officers' and directors' liability insurance or reasonably comparable liability insurance ("D&O Insurance") for a period of six years following the Effective Time (or if the Merger is not consummated, six years from the date of this Agreement); so long as the annual premium therefor is not more than 200% in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation shall use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

  5.13  Cooperation of the Purchaser.  The Purchaser shall take all actions
        ----------------------------
reasonably necessary to permit the Company to fulfill its obligations under this Agreement, including using reasonable efforts to cause directors, officers or employees of the Company who are directors, officers or employees of the Purchaser or any of its Subsidiaries to approve or take or refrain from taking any actions by the Company required (or prohibited, as the case may be) by this Agreement. The Purchaser shall not willfully interfere with the Company's performance of its obligations under this Agreement. Notwithstanding any other provision of this Agreement, any actions or omissions of the Company that result from a violation by the Purchaser of the preceding sentence shall not be deemed a breach of this Agreement by the Company.

  5.14  Letter of Purchaser's Accountants.  Following receipt by Price
        ---------------------------------
 Waterhouse LLP, the Purchaser's independent auditors, of (i) an appropriate request from the Company pursuant to SAS No. 72 and (ii) such additional information or representations reasonably required by Price Waterhouse LLP, the Purchaser shall use best efforts to cause to be delivered to the Company a letter of Price Waterhouse LLP, dated a date within two business days before the effective date of the S-4, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and disclosure statements similar to this S-4 and the Information Statement/Prospectus.

  5.15  Letter of Company's Accountants.  Following receipt by Price Waterhouse
        -------------------------------
LLP, the Company's independent auditors, of an appropriate request from the Purchaser pursuant to SAS No. 72, the Company shall use best efforts to cause to be delivered to the Purchaser a letter of Price Waterhouse LLP, dated a date within two business days before the effective date of the S-4, and addressed to the Purchaser, in form and substance satisfactory to the Purchaser and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and disclosure statements similar to the S-4 and the Information Statement/Prospectus.


                                   ARTICLE 6

                                  CONDITIONS

  6.1  Conditions to Each Party's Obligation to Effect the Merger.  The
       ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

       (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

       (c) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, and the SEC shall not have initiated, or, to the knowledge of the Purchaser or the Company, threatened to initiate, any action, suit, proceeding or investigation to suspend the effectiveness thereof, and all necessary approvals under state securities laws relating to the issuance or trading of the Purchaser Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

       (d) All orders and approvals of the insurance regulatory authorities required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any appeal or request for reconsideration or for any action by the insurance regulatory authorities has expired.

       (e) All consents, authorizations, orders and approvals of filings or registrations with) any Governmental Entity (other than the insurance regulatory authorities) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for any documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the Purchaser and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

       (f) The Purchaser Common Stock to be issued in the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

       (g)  The Recapitalization shall have been completed.

  6.2  Conditions to Obligation of Company to Effect the Merger.  The obligation
       --------------------------------------------------------
of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that:

       (a) each of the Purchaser and Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, the representations and warranties of the Purchaser and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Effective Time, certifying to such effect.

       (b) the Company shall have received the fairness opinion of Salomon Brothers Inc to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than the Purchaser and its Subsidiaries) from a financial point of view and such fairness opinion shall not have been withdrawn.

  6.3  Conditions to Obligation of Purchaser to Effect the Merger.  The
       ----------------------------------------------------------
obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that:

       (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Effective Time, certifying to such effect; provided, however, that the existence of any facts, conditions or circumstances that the Purchaser, in light of its ownership of Company Common Stock and representation on the Board of Directors of the Company, knew as of the date hereof shall not be a basis for or give rise to any claim or assertion that the representations and warranties of the Company are not true and correct as of the Effective Time.

       (b) Purchaser shall have received a fairness opinion of Merrill Lynch to the effect that, as of the date hereof, the Merger is fair to the Purchaser from a financial point of view and such fairness opinion shall not have been withdrawn.

                                   ARTICLE 7

                                  TERMINATION

  7.1  Termination by Mutual Consent.  This Agreement may be terminated and the
       -----------------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of the Purchaser, Merger Sub and, with the consent of the Special Committee, the Company.

  7.2  Termination by Either Purchaser or Company.  This Agreement may be
       ------------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or (with the consent of the Special Committee of the Board of Directors of the Company) the Company if (a) the Merger shall not have been consummated by September 30, 1997, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree, and provided, in the case of a termination pursuant to clause
(a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by September 30, 1997, or (c) insurance regulatory authorities shall have issued an order or ruling or taken other action denying approval of the transactions contemplated by this Agreement, and such order, ruling or other action shall have become final and nonappealable.

  7.3  Termination by Company.  This Agreement may be terminated and the Merger
       ----------------------
may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company (with the consent of the Special Committee) if, prior to the Effective Time, (a) the Board of Directors determines in good faith, upon advice of counsel, that notwithstanding a binding commitment to consummate the Merger pursuant to the Merger Agreement entered into in the proper exercise of their fiduciary duties, failure to terminate this Agreement would likely be a breach of such fiduciary duties by reason of an Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or to enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Purchaser, or (c) the Board of Directors of the Purchaser shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger.

  7.4  Termination by Special Committee.  This Agreement may be terminated and
       --------------------------------
the Merger may be abandoned by the Special Committee on behalf of the Company at any time prior to the Effective Time if the Special Committee withdraws or materially modifies or changes its recommendation of this Agreement or the Merger and the Special Committee determines in good faith, upon advice of counsel, that notwithstanding a binding commitment to consummate the Merger pursuant to the Merger Agreement entered into in the proper exercise of their fiduciary duties, failure to terminate this Agreement would likely be a breach of such fiduciary duties by reason of an Alternative Proposal; provided that the Special Committee shall notify the Company and the Purchaser promptly of its intention to terminate this Agreement, but in no event shall such notice be given less than 48 hours prior to the public announcement of such termination.

  7.5  Termination by Purchaser.  This Agreement may be terminated and the
       ------------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company and the Special Committee shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Purchaser to the Company; provided, however, that the existence of any facts, conditions or circumstances that the Purchaser, in light of its ownership of Company Common Stock and representation on the Board of Directors of the Company, knew as of the date hereof shall not be a basis for or give rise to any right of Purchaser to terminate this Agreement pursuant to (b) above due to a breach of a representation or warranty of the Company.

  7.6  Effect of Termination and Abandonment.  (a)  In the event of termination
       -------------------------------------
of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Sections 5.10 and 5.12 and except for the provisions of Article 8. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or Section 7.5, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any willful breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  7.7  Extension; Waiver.  At any time prior to the Effective Time, any party
       -----------------
hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that any such action taken by the Board of Directors of the Company shall require the consent of the Special Committee. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the President, chief executive officer, chief financial officer, general counsel, or chief operating officer of such party; provided, however, that the waiver of any of the terms or conditions by the Company shall require the consent of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              GENERAL PROVISIONS

  8.1  Nonsurvival of Representations, Warranties and Agreements.  All
       ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger; provided, however, that the agreements contained in Article 2, Sections 5.10 and 5.12 and this Article 8 shall survive the Merger and Section
7.6 shall survive termination.

  8.2  Notices.  Any notice required to be given hereunder shall be sufficient
       -------
if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:                           If to the Company:

Allmerica Financial Corporation                Allmerica Property & Casualty
                                                 Companies, Inc
440 Lincoln Street                             440 Lincoln Street
Worcester, MA  01653                           Worcester, MA  01653
Attention: Edward J. Parry III                 Attention:  James A. Cotter, Jr.
Telecopier No.:  (508) 855-4640                Telecopier No.:  [(508) 855-7588]

With copies to:                                With copies to:

Ropes & Gray                                   LeBoeuf, Lamb, Greene &
                                                 MacRae, L.L.P.
One International Place                        125 West 55th Street
Boston, MA  02110                              New York, NY  10019
Attention:  Lauren I. Norton, Esq.             Attention:  William S. Lamb, Esq.
Telecopier No.:  (617) 951-7050                Telecopier No.:  (212) 424-8500

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  8.3  Assignment, Binding Effect.  Neither this Agreement nor any of the
       --------------------------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that any assignment of this Agreement shall require the consent of the Special Committee. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as specifically provided in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.4  Entire Agreement.  This Agreement, the Exhibits, the Company Disclosure
       ----------------
Letter and the Purchaser Disclosure Letter between the Company and the Purchaser and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  8.5  Amendment.  This Agreement may be amended by the parties hereto, by
       ---------
action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval; provided, however, that any amendment to this Agreement shall require the consent of the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.6  Governing Law.  This Agreement shall be governed by and construed in
       -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

  8.7  Counterparts.  This Agreement may be executed by the parties hereto in
       ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  8.8  Headings.  Headings of the Articles and Sections of this Agreement are
       --------
for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  8.9  Interpretation.  In this Agreement, unless the context otherwise
       --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  8.10  Waivers.  Except as provided in this Agreement, no action taken pursuant
        -------
to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  8.11  Incorporation of Exhibits.  The Company Disclosure Letter, the Purchaser
        -------------------------
Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  8.12  Severability.  Any term or provision of this Agreement that is invalid
        ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

  8.13  Enforcement of Agreement.  The parties hereto agree that irreparable
        ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which such party may be entitled to at law or in equity.

  8.14  Subsidiaries.  As used in this Agreement, the word "Subsidiary" or in
        ------------
the plural "Subsidiaries" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. For purposes of this Agreement, each of the Company and each Subsidiary of the Company shall be deemed not to be a Subsidiary of the Purchaser.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                        ALLMERICA FINANCIAL CORPORATION


By:  /s/ John F. Kelly                  By:  /s/ John F. O'Brien
   --------------------------------        --------------------------------
                                             Title: Chief Executive Officer


ATTEST:                                        ALLMERICA PROPERTY & CASUALTY
                                               COMPANIES, INC.


By:  /s/ John F. Kelly                  By:  /s/ John F. O'Brien
   --------------------------------        --------------------------------
                                             Title: Chief Executive Officer


ATTEST:                                        APY ACQUISITION, INC.


By:  /s/ John F. Kelly                  By:  /s/ Edward J. Parry III
   --------------------------------        --------------------------------
                                             Title: President